EXHIBIT 2

                      COMMUNITY BANK OF CENTRAL TEXAS, SSB
                                Smithville, Texas

                               PLAN OF CONVERSION
                    From Mutual to Stock Form of Organization


I.       GENERAL

         On December 14, 1999, the Board of Community Bank of Central Texas, ssb (the "Bank") adopted this Plan of Conversion whereby the Bank would convert from a mutual savings institution to a stock savings institution. The Plan includes, as part of the Conversion, the concurrent formation of the Holding Company, to be named in the future. The Plan provides that non-transferable subscription rights to purchase Holding Company Conversion Stock will be offered first to Eligible Account Holders of record as of the Eligibility Record Date, then to the Holding Company and the Bank's Tax-Qualified Employee Plans, then to Supplemental Eligible Account Holders of record as of the Supplemental Eligibility Record Date, then to Other Members, and then to directors, officers and employees. Concurrently with, at any time during, or promptly after the Subscription Offering, and on a lowest priority basis, an opportunity to subscribe may also be offered to the general public in a Direct Community Offering or a Public Offering. The price of the Holding Company Conversion Stock will be based upon an independent appraisal of the Bank and will reflect its estimated pro forma market value, as converted. It is the desire of the Board of Directors of the Bank to attract new capital to the Bank in order to increase its capital, support future savings growth and increase the amount of funds available for residential and other lending. The Converted Bank is also expected to benefit from its management and other personnel having a stock ownership in its business, since stock ownership is viewed as an effective performance incentive and a means of attracting, retaining and compensating management and other personnel. No change will be made in the Board of Directors or management of the Bank as a result of the Conversion.

II.      DEFINITIONS

         Acting in Concert: The term "acting in concert" shall have the same meaning given it in ss.574.2(c) of the rules and regulations of the Office of Thrift Supervision, as applied by the FDIC.

         Actual Subscription Price: The price per share, determined as provided in Section V of the Plan, at which Holding Company Conversion Stock will be sold in the Subscription Offering.

         Affiliate: An "affiliate" of, or a Person "affiliated" with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the Person specified.

         Associate: The term "associate," when used to indicate a relationship with any Person, means (i) any corporation or organization (other than the Holding Company, the Bank or a majority-owned subsidiary of the Holding Company) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Holding Company or the Bank or any subsidiary of the Holding Company; provided, however, that any Tax-Qualified or Non-Tax-Qualified

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Employee  Plan shall not be deemed to be an associate of any director or officer of the Holding Company or the Bank, to the extent provided in Section V hereof.

         Bank: Community Bank of Central Texas, ssb, or such other name as the institution may adopt.

         Commissioner:   The   Commissioner   of  the  Texas  Savings  and  Loan
Department.

         Conversion: Change of the Bank's mutual charter and bylaws to a stock charter and bylaws; sale by the Holding Company of Holding Company Conversion Stock; and issuance and sale by the Converted Bank of its common stock to the Holding Company, all as provided for in the Plan.

         Converted Bank: The stock savings institution resulting from the Conversion of the Bank in accordance with the Plan.

         Department: The Texas Savings and Loan Department.

         Deposit Account: Any withdrawable or repurchasable account or deposit in the Bank including Savings Accounts and demand accounts.

         Direct Community Offering: The offering to the general public of any unsubscribed shares which may be effected as provided in Section V hereof.

         Eligibility Record Date: The close of business on September 30, 1998.

         Eligible Account Holder: Any Person holding a Deposit Account in the Bank on the Eligibility Record Date.

         Exchange Act: The Securities Exchange Act of 1934, as amended.

         FDIC: The Federal Deposit Insurance Corporation.

         Fed: The Board of Governors of the Federal Reserve System.

         Holding Company: A corporation which upon completion of the Conversion will own all of the outstanding common stock of the Converted Bank, and the name of which will be selected in the future.

         Holding Company Conversion Stock: Shares of common stock, par value $.01 per share, to be issued by the Holding Company as a part of the Conversion.

         Market Maker: A dealer (i.e., any Person who engages directly or indirectly as agent, broker or principal in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another Person) who, with respect to a particular security, (i) regularly publishes bona fide, competitive bid and offer quotations in a recognized inter-dealer quotation system; or (ii) furnishes bona fide competitive bid and offer quotations on request; and (iii) is ready, willing, and able to effect transactions in reasonable quantities at his quoted prices with other brokers or dealers.

         Maximum Subscription Price: The price per share of Holding Company Conversion Stock to be paid initially by subscribers in the Subscription Offering.

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         Member:  Any Person or entity  that  qualifies  as a member of the Bank pursuant to its charter and bylaws.

         Non-Tax-Qualified Employee Plan: Any defined benefit plan or defined contribution plan of the Bank or the Holding Company, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which with its related trust does not meet the requirements to be "qualified" under Section 401 of the Internal Revenue Code.

         Officer: An executive officer of the Holding Company or the Bank, including the Chairman of the Board, President, Executive Vice Presidents, Senior Vice Presidents in charge of principal business functions, Secretary and Treasurer.

         Order Forms: Forms to be used in the Subscription Offering to exercise Subscription Rights.

         Other Members: Members of the Bank, other than Eligible Account Holders, Tax-Qualified Employee Plans or Supplemental Eligible Account Holders, as of the Voting Record Date.

         Person: An individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, or a government or political subdivision thereof.

         Plan: This Plan of Conversion of the Bank, including any amendment approved as provided in this Plan.

         Public Offering: The offering for sale through the Underwriters to selected members of the general public of any shares of Holding Company Conversion Stock not subscribed for in the Subscription Offering or the Direct Community Offering, if any.

         Public Offering Price: The price per share at which any unsubscribed shares of Holding Company Conversion Stock are initially offered for sale in the Public Offering.

         SAIF: Savings Association Insurance Fund.

         Savings Account: The term "Savings Account" means any withdrawable account in the Bank except a demand account.

         SEC:  Securities and Exchange Commission.

         Special Meeting: The Special Meeting of Members called for the purpose of considering and voting upon the Plan of Conversion.

         Subscription Offering: The offering of shares of Holding Company Conversion Stock for subscription and purchase pursuant to Section V of the Plan.

         Subscription Rights: Non-transferable, non-negotiable, personal rights of the Bank's Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members, and directors, Officers and employees to subscribe for shares of Holding Company Conversion Stock in the Subscription Offering.


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         Supplemental  Eligibility  Record  Date:  The last day of the  calendar quarter preceding approval of the Plan by the FDIC and the Department.

         Supplemental Eligible Account Holder: Any person holding a Deposit Account in the Bank (other than an officer or director and their associates) on the Supplemental Eligibility Record Date.

         Tax-Qualified Employee Plans: Any defined benefit plan or defined contribution plan of the Bank or the Holding Company, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which with its related trust meets the requirements to be "qualified" under Section 401 of the Internal Revenue Code.

         Underwriters: The investment banking firm or firms agreeing to offer and sell Holding Company Conversion Stock in the Public Offering.

         Voting Record Date: The date set by the Board of Directors in accordance with applicable regulations for determining Members eligible to vote at the Special Meeting.

III.     STEPS PRIOR TO SUBMISSION OF PLAN OF CONVERSION TO THE MEMBERS FOR
         APPROVAL

         Prior to submission of the Plan of Conversion to its Members for approval, the Bank must receive from the Department and the FDIC approval of the Application for Approval of Conversion to convert to the stock form of organization. The following steps must be taken prior to such regulatory approval:

         A. The Board of Directors shall adopt the Plan by not less than a two-thirds vote.

         B. The Bank shall notify its Members of the adoption of the Plan by publishing a statement in a newspaper having a general circulation in each community in which the Bank maintains an office.

         C. Copies of the Plan adopted by the Board of Directors shall be made available for inspection at each office of the Bank.

         D. The Bank will promptly cause an Application for Approval of Conversion to be prepared and filed with the Department and the FDIC, a Holding Company Application to be prepared and filed with the Fed and a Registration Statement on Form SB-2 to be prepared and filed with the SEC.

         E. Upon receipt of notice from the Department to do so, the Bank shall notify its Members that it has filed the Application for Approval of Conversion by posting notice in each of its offices and by publishing notice in a newspaper having general circulation in each community in which the Bank maintains an office.

IV.      CONVERSION PROCEDURE

         Following approval of the application by the Department and non-objection by the FDIC, the Plan will be submitted to a vote of the Members at the Special Meeting. If the Plan is approved by Members holding a majority of the total number of votes entitled to be cast at the Special Meeting, the Bank will take

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all other necessary steps pursuant to applicable laws and regulations to convert to a stock savings institution as part of a concurrent holding company formation pursuant to the terms of the Plan.

         The Holding Company Conversion Stock will be offered for sale in the Subscription Offering at the Maximum Subscription Price to Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members and directors, Officers and employees of the Bank, prior to or within 45 days after the date of the Special Meeting. The Bank may, either concurrently with, at any time during, or promptly after the Subscription Offering, also offer the Holding Company Conversion Stock to and accept subscriptions from other Persons in a Direct Community Offering or a Public Offering; provided that the Bank's Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members and directors, Officers and employees shall have the priority rights to subscribe for Holding Company Conversion Stock as set forth in Section V of the Plan. However, the Holding Company and the Bank may delay commencing the Subscription Offering beyond such 45-day period in the event there exist unforeseen material adverse market or financial conditions. If the Subscription Offering commences prior to the Special Meeting, subscriptions will be accepted subject to the approval of the Plan at the Special Meeting.

         The period for the Subscription Offering and Direct Community Offering will be not less than 20 days nor more than 45 days unless extended by the Bank. Upon completion of the Subscription Offering and Direct Community Offering, if any, any unsubscribed shares of Holding Company Conversion Stock may be sold through the Underwriters to selected members of the general public in the Public Offering. If for any reason all of the shares are not sold in the Subscription Offering, Direct Community Offering, if any, and Public Offering, if any, the Holding Company and the Bank will use their best efforts to obtain other purchasers, subject to Department and FDIC approval, as required. Completion of the sale of all shares of Holding Company Conversion Stock not sold in the Subscription Offering is required within 45 days after termination of the Subscription Offering, subject to extension of such 45-day period by the Holding Company and the Bank with the approval of the OTS. The Holding Company and the Bank may jointly seek one or more extensions of such 45-day period if necessary to complete the sale of all shares of Holding Company Conversion Stock. In connection with such extensions, subscribers and other purchasers will be permitted to increase, decrease or rescind their subscriptions or purchase orders to the extent required by the OTS in approving the extensions. Completion of the sale of all shares of Holding Company Conversion Stock is required within 24 months after the date of the Special Meeting.

V.       STOCK OFFERING

         A.       Total Number of Shares and Purchase Price of Conversion Stock

                           The  total  number  of  shares  of  Holding   Company
                  Conversion Stock to be issued in the Conversion will be determined jointly by the Boards of Directors of the Holding Company and the Bank prior to the commencement of the
                  Subscription Offering, subject to adjustment if necessitated by market or financial conditions prior to consummation of the Conversion. The total number of shares of Holding Company
                  Conversion Stock shall also be subject to increase in connection with any oversubscriptions in the Subscription Offering or Direct Community Offering.

                           The  aggregate  price for which all shares of Holding
                  Company Conversion Stock will be sold will be based on an independent appraisal of the estimated total pro forma market value of the Holding Company and the Converted Bank. Such appraisal shall be

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                  performed in accordance with appropriate regulatory guidelines and will be updated as appropriate under or required by applicable regulations.

                           The  appraisal   will  be  made  by  an   independent
                  investment banking or financial consulting firm experienced in the area of thrift institution appraisals. The appraisal will include, among other things, an analysis of the historical and pro forma operating results and net worth of the Converted Bank and a comparison of the Holding Company, the Converted Bank and the Holding Company Conversion Stock with comparable thrift institutions and holding companies and their respective outstanding capital stocks.

                           Based upon the independent  appraisal,  the Boards of
                  Directors of the Holding Company and the Bank will jointly fix the Maximum Subscription Price.

                           If, following completion of the Subscription Offering
                  and Direct Community Offering, if any, a Public Offering is effected, the Actual Subscription Price for each share of Holding Company Conversion Stock will be the same as the Public Offering Price at which unsubscribed shares of Holding Company Conversion Stock are initially offered for sale by the Underwriters in the Public Offering.

                           If, upon  completion  of the  Subscription  Offering,
                  Direct Community Offering, if any, and Public Offering, if any, all of the Holding Company Conversion Stock is subscribed for or only a limited number of shares remain unsubscribed for, subject to Part VII hereof, the Actual Subscription Price for each share of Holding Company Conversion Stock will be determined by dividing the estimated appraised aggregate pro forma market value of the Holding Company and the Converted Bank, based on the independent appraisal as updated upon completion of the Subscription Offering or other sale of all of the Holding Company Conversion Stock, by the total number of shares of Holding Company Conversion Stock to be issued by the Holding Company upon Conversion. Such appraisal will then be expressed in terms of a specific aggregate dollar amount rather than as a range.

         B.       Subscription Rights

                           Non-transferable   Subscription  Rights  to  purchase
                  Holding Company Conversion Stock will be issued without payment therefor to Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members and directors, Officers and employees of the Bank as set forth below.

                  1.       Preference Category No. 1:  Eligible Account Holders

                                    Each Eligible  Account  Holder shall receive
                           non-transferable Subscription Rights to subscribe for shares of Holding Company Conversion Stock in an amount equal to the greater of $100,000, or one-tenth of one percent (.10%) of the total offering of shares, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Holding Company Conversion Stock to be issued by a fraction of which the numerator is the amount of the Deposit Accounts of the Eligible Account Holder and the denominator is the total amount of Deposit Accounts of all Eligible Account Holders in the Bank in each case on the Eligibility Record Date.


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                                    If  sufficient  shares  are  not  available,
                           shares shall be allocated first to permit each subscribing Eligible Account Holder to purchase to the extent possible 100 shares, and thereafter among each subscribing Eligible Account Holder pro rata in the same proportion that his Deposit Accounts bear to
                           the  total  Deposit   Accounts  of  all   subscribing
                           Eligible Account Holders whose subscriptions remain unsatisfied.

                                    Non-transferable   Subscription   Rights  to
                           purchase Holding Company Conversion Stock received by directors and Officers of the Bank and their Associates, based on their increased deposits in the Bank in the one-year period preceding the Eligibility Record Date, shall be subordinated to all other subscriptions involving the exercise of non-transferable Subscription Rights of Eligible Account Holders.

                  2.       Preference  Category  No. 2:  Tax-Qualified  Employee
                           Plans

                                    Each  Tax-Qualified  Employee  Plan shall be
                           entitled to receive non-transferable Subscription Rights to purchase up to 10% of the shares of Holding Company Conversion Stock, provided that singly or in the aggregate such plans (other than that portion of such plans which is self-directed) shall not purchase more than 10% of the shares of the Holding Company
                           Conversion Stock. Subscription Rights received pursuant to this Category shall be subordinated to all rights received by Eligible Account Holders to purchase shares pursuant to Category No. 1.

                  3. Preference Category No. 3: Supplemental Eligible Account Holders

                                    Each  Supplemental  Eligible  Account Holder
                           shall receive non-transferable Subscription Rights to subscribe for shares of Holding Company Conversion Stock in an amount equal to the greater of $100,000, or one-tenth of one percent (.10%) of the total offering of Holding Company Conversion Stock, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Holding Company Conversion Stock to be issued by a fraction of which the numerator is the amount of the Deposit Accounts of the Supplemental Eligible Account Holder and the denominator is the total amount of Deposit Accounts of all Supplemental Eligible Account Holders in the Bank in each case on the Supplemental Eligibility Record Date.

                                    Subscription  Rights  received  pursuant  to
                           this Category shall be subordinated to all Subscription Rights received by Eligible Account Holders and Tax-Qualified Employee Plans pursuant to Category Nos. 1 and 2 above.

                                    Any non-transferable  Subscription Rights to
                           purchase shares received by an Eligible Account Holder in accordance with Category No. 1 shall reduce to the extent thereof the Subscription Rights to be distributed to such person pursuant to this Category.

                                    In  the  event  of an  oversubscription  for
                           shares under this Category, the shares available shall be allocated first to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares

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                           sufficient  to make his total  allocation  (including
                           the number of shares, if any, allocated in accordance with Category No. 1) equal to 100 shares, and
                           thereafter   among  each   subscribing   Supplemental
                           Eligible   Account   Holder  pro  rata  in  the  same
                           proportion  that  his  Deposit  Accounts  bear to the
                           total   Deposit    Accounts   of   all    subscribing
                           Supplemental    Eligible    Account   Holders   whose
                           subscriptions remain unsatisfied.

                  4.       Preference Category No. 4:  Other Members

                                    Each    Other    Member    shall     receive
                           non-transferable Subscription Rights to subscribe for shares of Holding Company Conversion Stock remaining after satisfying the subscriptions provided for under Category Nos. 1 through 3 above, subject to the following conditions:

                           a. Each Other Member shall be entitled to subscribe for an amount of shares equal to the greater of $100,000, or one-tenth of one percent (.10%) of the total offering of Holding Company Conversion Stock, to the extent that Holding Company Conversion Stock is available.

                           b. In the event of an oversubscription for shares under this Caterogy, the shares available shall be allocated among the subscribing Other Members pro rata in the same proportion that his number of votes on the Voting Record Date bears to the total number of votes on the Voting Record Date of all subscribing Other Members on such date. Such number of votes shall be determined based on the Bank's mutual charter and bylaws in effect on the date of approval by members of the Plan.

                  5.       Preference  Category No. 5:  Directors,  Officers and
                           Employees

                                    Each  director,  Officer and employee of the
                           Bank as of the date of the commencement of the Subscription Offering shall be entitled to receive non-transferable Subscription Rights to purchase shares of the Holding Company Conversion Stock to the extent that shares are available after satisfying subscriptions under Category Nos. 1 through 4 above. The shares which may be purchased under this Category are subject to the following conditions:

                           a. The total number of shares which may be purchased under this Category may not exceed 25% of the number of shares of Holding Company Conversion Stock.

                           b. The maximum amount of shares which may be purchased under this Category by any Person is $100,000 of Holding Company Conversion Stock. In the event of an oversubscription for shares under this Category, the shares available shall be allocated pro rata among all subscribers in this Category.


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         C.       Direct Community Offering and Public Offering

                  1. Any shares of Holding Company Conversion Stock not subscribed for in the Subscription Offering may be offered for sale in a Direct Community Offering. This may involve an offering of all unsubscribed shares directly to the general public with a preference to those natural persons residing in the counties in which the Bank has an office. The purchase price per share to the general public in a Direct Community Offering shall be the same as the Actual Subscription Price. The Holding Company and the Bank may use an investment banking firm or firms on a best efforts basis to sell the unsubscribed shares in the
                           Subscription and Direct Community Offering. The Holding Company and the Bank may pay a commission or other fee to such investment banking firm or firms as to the shares sold by such firm or firms in the Subscription and Direct Community Offering and may also reimburse such firm or firms for expenses incurred in connection with the sale. The Holding Company Conversion Stock will be offered and sold in the Direct Community Offering, if any, in accordance with applicable Department and FDIC regulations, so as to achieve the widest distribution of the Holding Company Conversion Stock. No person, by himself or herself, or with an Associate or group of Persons acting in concert, may subscribe for or purchase more than $100,000 of Holding Company Conversion Stock in the Direct Community Offering, if any. Further, the Bank may limit total subscriptions under this Section V.C.1 so as to assure that the number of shares available for the Public Offering may be up to a specified percentage of the number of shares of Holding Company Conversion Stock. Finally, the Bank may reserve shares offered in the Direct Community Offering for sales to institutional investors.

                           In the event of an oversubscription for shares in the Direct Community Offering, shares may be allocated (to the extent shares remain available) first to cover orders of natural persons residing in the counties in which the Bank has an office, then to cover the orders of any other person subscribing for shares in the Direct Community Offering so that each such person may receive 1,000 shares, and thereafter, on a pro rata basis to such persons based on the amount of their respective subscriptions.

                           The Bank and the Holding Company, in their sole discretion, may reject subscriptions, in whole or in part, received from any Person under this Section V.C.1. Further, the Bank and the Holding Company may, at their sole discretion, elect to forego a Direct Community Offering and instead effect a Public Offering as described below.

                  2. Any shares of Holding Company Conversion Stock not sold in the Subscription Offering or in the Direct Community Offering, if any, may then be sold through the Underwriters to selected members of the general public in the Public Offering. It is expected that the Public Offering will commence as soon as practicable after termination of the Subscription Offering and the Direct Community Offering, if any. The Bank and the Holding Company, in their sole discretion, may reject any subscription, in whole or in part, received in the Public Offering. The Public Offering shall be completed within 45 days after the termination of the Subscription

                                       P9

                           Offering, unless such period is extended as provided in Section IV hereof. No person, by himself or herself, or with an Associate or group of Persons acting in concert, may purchase more than $100,000 of Holding Company Conversion Stock in the Public Offering, if any.

                  3. If for any reason any shares remain unsold after the Subscription Offering, Direct Community Offering, if any, and Public Offering, if any, the Boards of
                           Directors of the Holding Company and the Bank will seek to make other arrangements for the sale of the remaining shares of Holding Company Conversion Stock. Such other arrangements will be subject to the approval of the Department and the FDIC, as applicable, and to compliance with applicable securities laws.

         D. Additional Limitations Upon Purchases of Shares of Holding Company Conversion Stock

                           The following additional limitations shall be imposed
                  on all purchases of Holding  Company  Conversion  Stock in the
                  Conversion:

                  1. No Person, by himself or herself, or with an Associate or group of Persons acting in concert, may subscribe for or purchase in the Conversion a number of shares of Holding Company Conversion Stock which exceeds an amount of shares equal to $100,000. For purposes of this paragraph, an Associate of a Person does not include a Tax-Qualified or Non-Tax Qualified Employee Plan in which the Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity. Moreover, for purposes of this paragraph, shares held by one or more Tax-Qualified or Non-Tax Qualified Employee Plans attributed to a Person shall not be aggregated with shares purchased directly by or otherwise attributable to that Person.

                  2. Directors and Officers and their Associates may not purchase in all categories in the Conversion an aggregate of more than 35% of the Holding Company Conversion Stock. For purposes of this paragraph, an Associate of a Person does not include any Tax-Qualified Employee Plan. Moreover, any shares attributable to the Officers and directors and their Associates, but held by one or more Tax-Qualified Employee Plans shall not be included in calculating the number of shares which may be purchased under the limitation in this paragraph.

                  3. The minimum number of shares of Holding Company Conversion Stock that may be purchased by any Person in the Conversion is 25 shares, provided sufficient shares are available.

                  4. The Boards of Directors of the Holding Company and the Bank may, in their sole discretion, increase the maximum purchase limitation referred to in paragraph 1 of this subpart D, up to 9.99%, provided that orders for shares exceeding 5% of the Holding Company Conversion Stock offered in the Conversion shall not exceed, in the aggregate, 10% of the Holding Company Conversion Stock being offered in the Conversion. Requests to purchase additional shares of Holding Company Conversion Stock under this provision will be allocated by the Boards of Directors on a pro rata basis giving priority in accordance with the priority rights set forth in this Section V.

                                       P10

                           Depending upon market and financial  conditions,  the
                  Boards of Directors of the Holding Company and the Bank, with the approval of the Department and the FDIC, as applicable, and without further approval of the Members, may increase or decrease any of the above purchase limitations.

                           For purposes of this Section V, the  directors of the
                  Holding Company and the Bank shall not be deemed to be Associates or a group acting in concert solely as a result of their serving in such capacities.

                           Each Person  purchasing  Holding  Company  Conversion
                  Stock in the Conversion shall be deemed to confirm that such purchase does not conflict with the above purchase limitations.

         E. Restrictions and Other Characteristics of Holding Company Conversion Stock Being Sold

                  1. Transferability. Holding Company Conversion Stock purchased by Persons other than directors and Officers of the Holding Company or the Bank will be transferable without restriction. Shares purchased by directors or Officers shall not be sold or otherwise disposed of for value for a period of one year from the date of Conversion, except for any disposition of such shares (i) following the death of the original purchaser, or (ii) resulting from an exchange of securities in a merger or acquisition approved by the applicable regulatory authorities. Any transfers that could result in a change in control of the Bank or the Holding Company or result in the ownership by any Person or group acting in concert of more than 10% of any class of the Bank's or the Holding Company's equity securities are subject to the prior approval of the Department and the FDIC, as applicable.

                           The certificates representing shares of Holding Company Conversion Stock issued to directors and Officers shall bear a legend giving appropriate notice of the one-year holding period restriction. Appropriate instructions shall be given to the transfer agent for such stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares of common stock of the Holding Company subsequently issued as a stock dividend, stock split, or otherwise, with respect to any such restricted stock, shall be subject to the same holding period restrictions for Holding Company or Bank directors and Officers as may be then applicable to such restricted stock.

                           No director or Officer of the Holding Company or of the Bank, or Associate of such a director or Officer, shall purchase any outstanding shares of capital stock of the Holding Company for a period of three years following the Conversion without the prior written approval of the Commissioner and, as applicable, the FDIC, except through a broker or dealer registered with the SEC or in a "negotiated transaction" involving more than one percent of the then-outstanding shares of common stock of the Holding Company. As used herein, the term "negotiated transaction" means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any Person acting on its behalf and the purchaser or his investment representative. The term "investment representative" shall mean a professional

                                       P11
                           investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

                  2. Repurchase and Dividend Rights. Any cash dividend by the Converted Bank or stock repurchase by the Holding Company during the first three years following Conversion will, to the extent required, be made in accordance with Department and, to the extent applicable, FDIC policies as in effect at the time of such cash dividends or stock repurchase.

                  3. Voting Rights. After Conversion, holders of Deposit Accounts will not have voting rights in the Bank or the Holding Company. Exclusive voting rights as to the Bank will be vested in the Holding Company, as the sole stockholder of the Bank. Voting rights as to the Holding Company will be held exclusively by its stockholders.

         F.       Exercise of Subscription Rights; Order Forms

                  1. If the Subscription Offering occurs concurrently with the solicitation of proxies for the Special Meeting, the subscription prospectus and Order Form may be sent to each Eligible Account Holder, Tax-Qualified Employee Plan, Supplemental Eligible Account Holder, Other Member, and director, Officer and employee at their last known address as shown on the records of the Bank. However, the Bank may, and if the
                           Subscription Offering commences after the Special Meeting the Bank shall, furnish a subscription prospectus and Order Form only to Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members, and directors, Officers and employees who have returned to the Bank by a specified date prior to the commencement of the Subscription Offering a post card or other written communication requesting a subscription prospectus and Order Form. In such event, the Bank shall provide a postage-paid post card for this purpose and make appropriate disclosure in its proxy statement for the solicitation of proxies to be voted at the Special Meeting and/or letter sent in lieu of the proxy statement to those Eligible Account Holders, Tax-Qualified Employee Plans or Supplemental Eligible Account Holders who are not Members on the Voting Record Date.

                  2. Each Order Form will be preceded or accompanied by a subscription prospectus describing the Holding Company and the Converted Bank and the shares of
                           Holding Company Conversion Stock being offered for subscription and containing all other information required by the Department, the FDIC or the SEC, or necessary to enable Persons to make informed investment decisions regarding the purchase of Holding Company Conversion Stock.

                  3. The Order Forms (or accompanying instructions) used for the Subscription Offering will contain, among other things, the following:

                           (i) A clear and intelligible explanation of the Subscription Rights granted under the Plan to Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members, and directors, Officers and employees;


                                       P12

                           (ii) A specified expiration date by which Order Forms must be returned to and actually received by the Bank or its representative for purposes of exercising Subscription Rights, which date will be not less than 20 days after the Order Forms are mailed by the Bank;

                           (iii) The Maximum Subscription Price to be paid for each share subscribed for when the Order Form is returned;

                           (iv) A statement that 25 shares is the minimum number of shares of Holding Company Conversion Stock that may be subscribed for under the Plan;

                           (v)      A  specifically  designated  blank space for
                                    indicating   the  number  of  shares   being
                                    subscribed for;

                           (vi) A set of detailed instructions as to how to complete the Order Form including a statement as to the available alternative methods of payment for the shares being subscribed for;

                           (vii) Specifically designated blank spaces for dating and signing the Order Form;

                           (viii) An acknowledgment that the subscriber has received the subscription prospectus;

                           (ix) A statement of the consequences of failing to properly complete and return the Order Form, including a statement that the
                                    Subscription   Rights  will  expire  on  the
                                    expiration  date specified on the Order Form
                                    unless such  expiration  date is extended by
                                    the Holding  Company and the Bank,  and that
                                    the  Subscription  Rights  may be  exercised
                                    only by delivering the Order Form,  properly
                                    completed and  executed,  to the Bank or its
                                    representative   by  the  expiration   date,
                                    together  with   required   payment  of  the
                                    Maximum Subscription Price for all shares of Holding Company Conversion Stock subscribed for;

                           (x) A statement that the Subscription Rights are non-transferable and that all shares of Holding Company Conversion Stock subscribed for upon exercise of Subscription Rights must be purchased on behalf of the Person exercising the Subscription Rights for his own account; and

                           (xi) A statement that, after receipt by the Bank or its representative, a subscription may not be modified, withdrawn or canceled without the consent of the Bank.

         G.       Method of Payment

                           Payment for all shares of Holding Company  Conversion
                  Stock subscribed for, computed on the basis of the Maximum Subscription Price, must accompany all completed Order Forms. Payment may be made in cash (if presented in Person), by check, or, if the

                                       P13
                  subscriber has a Deposit Account in the Bank (including a certificate of deposit), the subscriber may authorize the Bank to charge the subscriber's Deposit Account.

                           If a subscriber  authorizes the Bank to charge his or
                  her Deposit Account, the funds will continue to earn interest, but may not be used by the subscriber until all Holding Company Conversion Stock has been sold or the Plan is terminated, whichever is earlier. The Bank will allow subscribers to purchase shares by withdrawing funds from certificate accounts without the assessment of early withdrawal penalties with the exception of prepaid interest in the form of promotional gifts. In the case of early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if the remaining balance of the account is less than the applicable minimum balance requirement, in which event the remaining balance will earn interest at the passbook rate. This waiver of the early withdrawal penalty is applicable only to withdrawals made in connection with the purchase of Holding Company Conversion Stock under the Plan. Interest will also be paid, at not less than the then-current passbook rate, on all orders paid in cash, by check or money order, from the date payment is received until consummation of the Conversion. Payments made in cash, by check or money order will be placed by the Bank in an escrow or other account established specifically for this purpose.

                           In  the   event  of  an   unfilled   amount   of  any
                  subscription order, the Converted Bank will make an appropriate refund or cancel an appropriate portion of the related withdrawal authorization, after consummation of the Conversion, including any difference between the Maximum Subscription Price and the Actual Subscription Price (unless subscribers are afforded the right to apply such difference to the purchase of additional whole shares). If for any reason the Conversion is not consummated, purchasers will have refunded to them all payments made and all withdrawal authorizations will be canceled in the case of subscription payments authorized from Deposit Accounts at the Bank.

                           If    any    Tax-Qualified    Employee    Plans    or
                  Non-Tax-Qualified Employee Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares subscribed for at the time they subscribe, but may pay for such shares of Holding Company Conversion Stock subscribed for upon consummation of the Conversion. In the event that, after the completion of the Subscription Offering, the amount of shares to be issued is increased above the maximum of the appraisal range included in the subscription prospectus, the Tax Qualified and Non-Tax Qualified Employee Plans shall be entitled to increase their subscriptions by a percentage equal to the percentage increase in the amount of shares to be issued above the maximum of the appraisal range provided that such subscriptions shall continue to be subject to applicable purchase limits and stock allocation procedures.

         H.       Undelivered,  Defective  or  Late  Order  Forms;  Insufficient
                  Payment

                           The Boards of  Directors  of the Holding  Company and
                  the Bank shall have the absolute right, in their sole discretion, to reject any Order Form, including but not limited to, any Order Forms which (i) are not delivered or are returned by the United States Postal Service (or the addressee cannot be located); (ii) are not received back by the Bank or its representative, or are received after the expiration date specified thereon; (iii) are defectively completed or executed; (iv) are not accompanied by the total required payment for the shares of Holding Company Conversion Stock subscribed for (including cases in

                                       P14
                  which the subscribers' Deposit Accounts or certificate accounts are insufficient to cover the authorized withdrawal for the required payment); or (v) are submitted by or on behalf of a Person whose representations the Boards of Directors of the Holding Company and the Bank believe to be false or who they otherwise believe, either alone or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of the Plan. In such event, the Subscription Rights of the Person to whom such rights have been granted will not be honored and will be treated as though such Person failed to return the completed Order Form within the time period specified therein. The Bank may, but will not be required to, waive any irregularity relating to any Order Form or require submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Bank may specify. The interpretation of the Holding Company and the Bank of the terms and conditions of the Plan and of the proper completion of the Order Form will be final, subject to the authority of the Department and, if applicable, the FDIC.

         I.       Member in Non-Qualified States or in Foreign Countries

                           The Holding Company and the Bank will make reasonable
                  efforts to comply with the securities laws of all states in the United States in which Persons entitled to subscribe for Holding Company Conversion Stock pursuant to the Plan reside. However, no shares will be offered or sold under the Plan to any such Person who (1) resides in a foreign country or (2) resides in a state of the United States in which a small number of Persons otherwise eligible to subscribe for shares under the Plan reside or as to which the Holding Company and the Bank determine that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that the Holding Company or the Bank or any of their Officers, directors or employees register, under the securities laws of such state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of Subscription Rights to any such Person.

VI.      ORGANIZATION CERTIFICATE AND BYLAWS

         A. As part of the Conversion, the Bank will take all appropriate steps to amend its organization certificate to read in the form of a stock savings institution articles of incorporation as prescribed by the Department and, if applicable, the FDIC. A copy of the proposed stock articles of incorporation is available upon request. By their approval of the Plan, the Members of the Bank will thereby approve and adopt such articles of incorporation.

         B. The Bank will also take appropriate steps to amend its bylaws to read in the form prescribed by the Department and, if applicable, the FDIC for a stock savings institution. A copy of the proposed stock bylaws is available upon request.

         C. The effective date of the adoption of the Bank's stock articles of incorporation and bylaws shall be the date of the issuance and sale of the Holding Company Conversion Stock as specified by the Department and, as applicable, the FDIC.


                                       P15

VII.     HOLDING COMPANY ARTICLES OF INCORPORATION

         A copy of the articles of incorporation of the Holding Company will be made available to Members upon request.

VIII.    DIRECTORS OF THE CONVERTED BANK

         Each Person serving as a member of the Board of Directors of the Bank at the time of the Conversion will thereupon become a director of the Converted Bank.

IX.      STOCK OPTION AND INCENTIVE PLAN AND RECOGNITION AND RETENTION PLAN

         In order to provide an incentive for directors, Officers and employees of the Holding Company and its subsidiaries (including the Converted Bank), the Board of Directors of the Holding Company intends to adopt, subject to shareholder approval, a stock option and incentive plan and a recognition and retention plan following the Conversion.

X.       CONTRIBUTIONS TO TAX-QUALIFIED EMPLOYEE PLANS

         The Converted Bank and the Holding Company may in their discretion make scheduled contributions to any Tax-Qualified Employee Plans, provided that any such contributions which are for the acquisition of Holding Company Conversion Stock, or the repayment of debt incurred for such an acquisition, do not cause the Converted Bank to fail to meet its regulatory capital requirements.

XI.      SECURITIES REGISTRATION AND MARKET MAKING

         Promptly following the Conversion, the Holding Company will register its stock with the SEC pursuant to the Exchange Act. In connection with the registration, the Holding Company will undertake not to deregister such stock, without the approval of the Department and, if applicable, the FDIC, for a period of three years thereafter.

         The Holding Company shall use its best efforts to encourage and assist two or more market makers to establish and maintain a market for its common stock promptly following Conversion. The Holding Company will also use its best efforts to cause its common stock to be quoted on the Nasdaq System or to be listed on a national or regional securities exchange.

XII.     STATUS OF SAVINGS ACCOUNTS AND LOANS SUBSEQUENT TO CONVERSION

         Each Deposit Account holder shall retain, without payment, a withdrawable Deposit Account or Accounts in the Converted Bank, equal in amount to the withdrawable value of such account holder's Deposit Account or Accounts prior to Conversion. All Deposit Accounts will continue to be insured by the SAIF up to the applicable limits of insurance coverage, and shall be subject to the same terms and conditions (except as to voting and liquidation rights) as such Deposit Account in the Bank at the time of the Conversion. All loans shall retain the same status after Conversion as such loans had prior to Conversion.

XIII.    LIQUIDATION ACCOUNT

         For purposes of granting to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain Deposit Accounts at the Converted Bank a priority in the event of a complete

                                       P16
liquidation of the Converted Bank, the Converted Bank will, at the time of Conversion, establish a liquidation account in an amount equal to the net worth of the Bank as shown on its latest statement of financial condition contained in the final offering circular used in connection with the Conversion. The creation and maintenance of the liquidation account will not operate to restrict the use or application of any of the regulatory capital accounts of the Converted Bank; provided, however, that such regulatory capital accounts will not be voluntarily reduced below the required dollar amount of the liquidation account. Each
Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to the Deposit Account held, have a related inchoate interest in a portion of the liquidation account balance ("subaccount balance").

         The initial subaccount balance of a Deposit Account held by an Eligible Account Holder and/or Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the Deposit Accounts on the Eligibility Record Date and/or the Supplemental Eligibility Record Date and the denominator is the total amount of the Deposit Accounts of all Eligible Account Holders and Supplemental Eligible Account Holders on such record dates in the Bank. For Deposit Accounts in existence at both dates, separate subaccounts shall be determined on the basis of the deposit balance in such Deposit Accounts on such record dates. Such initial subaccount balance shall not be increased, and it shall be subject to downward adjustment as provided below.

         If the deposit balance in any Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder at the close of business on any annual closing date subsequent to the record date is less than the lesser of (i) the deposit balance in such Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date or (ii) the amount of the deposit balance in such Deposit Account on the Eligibility Record Date or Supplemental Eligibility Record Date, the subaccount balance shall be reduced in an amount proportionate to the reduction in such deposit balance. In the event of a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related Deposit Account. If all funds in such Deposit Account are withdrawn, the related subaccount balance shall be reduced to zero.

         In the event of a complete liquidation of the Converted Bank (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then-current adjusted subaccount balances for Deposit Accounts then held before any liquidation distribution may be made to stockholders. No merger, consolidation, bulk purchase of assets with assumptions of Deposit Accounts and other liabilities, or similar transactions with another institution the accounts of which are insured by the SAIF, shall be considered to be a complete liquidation. In such transactions, the liquidation account shall be assumed by the surviving institution.

XIV.     RESTRICTIONS ON ACQUISITION OF CONVERTED ASSOCIATION

         Regulations of the Department and the FDIC limit acquisitions, and offers to acquire, direct or indirect beneficial ownership of more than 10% of any class of an equity security of the Converted Bank or the Holding Company. In addition, consistent with the regulations of the Department and the FDIC, the articles of incorporation of the Converted Bank shall provide that for a period of five years following completion of the Conversion: (i) no Person (i.e., no individual, group acting in concert, corporation, partnership, association, joint stock company, trust, or unincorporated organization or similar company, syndicate, or any other group formed for the purpose of acquiring, holding or disposing of securities of an

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insured  institution)  shall directly or indirectly  offer to acquire or acquire beneficial ownership of more than 10% of any class of the Converted Bank's equity securities. Shares beneficially owned in violation of this charter provision shall not be counted as shares entitled to vote and shall not be voted by any Person or counted as voting shares in connection with any matter submitted to the shareholders for a vote. This limitation shall not apply to any offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the Converted Bank by a corporation whose ownership is or will be substantially the same as the ownership of the Converted Bank, provided that
(i) the offer or acquisition is made more than one year following the date of completion of the Conversion; (ii) stockholders shall not be permitted to cumulate their votes for elections of directors; and (iii) special meetings of the stockholders relating to changes in control or amendment of the charter may only be called by the Board of Directors.

XV.      AMENDMENT OR TERMINATION OF PLAN

         If necessary or desirable, the Plan may be amended at any time prior to submission of the Plan and proxy materials to the Members by a two-thirds vote of the respective Boards of Directors of the Holding Company and the Bank. After submission of the Plan and proxy materials to the Members, the Plan may be amended by a two-thirds vote of the respective Boards of Directors of the Holding Company and the Bank only with the concurrence of the Department and the FDIC, if applicable. In the event that the Bank determines that for tax purposes or otherwise it is in the best interest of the Bank to convert from a mutual to a stock institution without the concurrent formation of a holding company, the Plan may be substantively amended, with Department and FDIC approval, if applicable, in such respects as the Board of Directors of the Bank deems appropriate to reflect such change from a holding company conversion to a direct conversion. In the event the Plan is so amended, common stock of the Bank will be substituted for Holding Company Conversion Stock in the Subscription, Direct Community or Public Offerings, and subscribers will be resolicited as described in Section V hereof. Any amendments to the Plan (including amendments to reflect the elimination of the concurrent holding company formation) made after approval by the Members with the concurrence of the Department and the FDIC, if applicable, shall not necessitate further approval by the Members unless otherwise required.

         The Plan may be terminated by a two-thirds vote of the Bank's Board of Directors at any time prior to the Special Meeting of Members, and at any time following such Special Meeting with the concurrence of the Department and the FDIC, if applicable. In its discretion, the Board of Directors of the Bank may modify or terminate the Plan upon the order or with the approval of the Department and the FDIC, if applicable, and without further approval by Members. The Plan shall terminate if the sale of all shares of Holding Company Conversion Stock is not completed within 24 months of the date of the Special Meeting. A specific resolution approved by a majority of the Board of Directors of the Bank is required in order for the Bank to terminate the Plan prior to the end of such 24-month period.

XVI.     EXPENSES OF THE CONVERSION

                  The Holding Company and the Bank shall use their best efforts to assure that expenses incurred by them in connection with the Conversion shall be reasonable.

XVII.    TAX RULING

         Consummation of the Conversion is expressly conditioned upon prior receipt of either a ruling of the United States Internal Revenue Service or an opinion of tax counsel with respect to federal taxation, and either a ruling of the Texas taxation authorities or an opinion of tax counsel or other tax advisor with respect

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to  Texas  taxation,  to  the  effect  that  consummation  of  the  transactions contemplated herein will not be taxable to the Holding Company or the Converted Bank.

XVIII.   EXTENSION OF CREDIT FOR PURCHASE OF STOCK

         The Bank may not knowingly loan funds or otherwise extend credit to any Person to purchase in the Conversion shares of Holding Company Conversion Stock.






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